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MAXCO, INC.
EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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
                                                                          Year Ended March 31,
                                                                     1997          1996         1995
                                                              ----------------------------------------------
                                                                  (in thousands, except per share data)
NET INCOME FOR COMPUTATION
  OF PER SHARE AMOUNTS
------------------------------------------------------
Net income (loss) from continuing operations                      $     1,232  $     (2,599)  $    2,084
Net income (loss) from discontinued operations                         21,322           (94)       2,034
                                                                  -----------  ------------  -----------
Net income (loss)                                                      22,554        (2,693)       4,118
Preferred stock series 2 dividend                                         (81)         (108)        (108)
Preferred stock series 3 dividend                                         (95)          (96)         (96)
Preferred stock series 4 dividend                                         (60)
Net effect of minority interest from assumed conversion
  of dilutive stock options of subsidiary--based on the
  Treasury Stock Method using average market price                         59            18          (28)
                                                                  -----------  ------------  -----------
Net Income (Loss) Attributable To Common Stock-Primary
  Continuing operations                                           $     1,055  $     (2,785)  $    1,852
  Discontinued operations                                              21,322           (94)       2,034
                                                                  -----------  ------------  -----------
                                                                       22,377        (2,879)       3,886
                                                                  ===========  ============  ===========
Net Income (Loss) Attributable To Common Stock-Fully Diluted
Continuing operations                                             $     1,136  $     (2,677)  $    1,960
Discontinued operations                                                21,322           (94)       2,034
                                                                  -----------  ------------  -----------
                                                                       22,458        (2,771)       3,994
                                                                  ===========  ============  ===========
PRIMARY
------------------------------------------------------

Average shares outstanding                                              3,845         4,251        4,302

Net effect of dilutive stock options--based on the
  Treasury Stock Method using average market price                         65           121          124
                                                                  -----------  ------------  -----------
                                         TOTAL                          3,910         4,372        4,426
Net income per share:
Continuing operations                                             $       .27  $       (.64)  $      .42
Discontinued operations                                                  5.45          (.02)         .46
                                                                  -----------  ------------  -----------
                                                                  $      5.72  $       (.66)  $      .88
                                                                  ===========  ============  ===========
FULLY DILUTED
------------------------------------------------------

Average shares outstanding                                              3,845         4,251        4,302

Net effect of dilutive stock options--based on the Treasury
  Stock Method using the quarter-end market price if
  higher than average market price                                         65           135          124

Assumed conversion of series two 12%  cumulative
  redeemable convertible preferred stock                                  174           232          232
                                                                  -----------  ------------  -----------
                                         TOTAL                          4,084         4,618        4,658
Net income per share:
  Continuing operations                                           $       .27  $       (.58)  $      .42
  Discontinued operations                                                5.23          (.02)         .44
                                                                  -----------  ------------  -----------
                                                                  $      5.50  $       (.60)  $      .86
                                                                  ===========  ============  ===========
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